Exhibit 10.34

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”), is entered into and effective as of the 29th day of January, 2016 (the “Effective Date”), by and between Yumanity Therapeutics, Inc., a Delaware corporation (the “Company”), the successor to Yumanity Pharmaceuticals, LLC, and N. Anthony Coles, MD (“Executive”) and supersedes, in its entirety, that certain Executive Employment Agreement between Executive and the Company, dated as of October 3, 2014, as amended through the Effective Date (the “2014 Agreement”).

WHEREAS, Executive and the Company entered into the 2014 Agreement, in which terms and conditions of the Executive’s employment with the Company were set forth, and which was amended pursuant to that certain Amendment to Executive Employment Agreement and Waiver and Release dated as of August 14, 2015;

WHEREAS, Executive is willing to continue to serve as the President, Chief Executive Officer and Chairman of the Company and the Company desires to continue to retain Executive in such capacity after the Effective Date on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.	Duties.

(a)    Role, Duties and Location. Subject to the terms and conditions of this Agreement, the Company shall employ Executive as its President, Chief Executive Officer and Chairman, reporting to the Company’s Board of Directors (the “Board”). Executive affirms such continued employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such positions and as determined by the Board in its sole discretion. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company. Executive’s employment shall be based in Boston, Massachusetts, and shall require Executive to reside in the Boston, Massachusetts vicinity.

(b)    Board Membership. Executive shall serve as a member and Chairman of the Board and as Chairman of Yumanity Holdings, LLC, the parent company of the Company (“Holdings”), subject to any required approvals.

(c)    Outside Activities. Nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of: (a) any privately held entity which Executive does not control, directly or indirectly, and which does not compete with the Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. So long as such activities do not create a conflict of interest or interfere with Executive’s performance of Executive’s duties hereunder (including Executive’s full devotion of business time and energies to the business and affairs of the Company, as described above), (i) Executive currently serves and may continue to serve on the board of directors of each of McKesson Corporation, CRISPR Therapeutics, the Smithsonian National Museum of African American History and Culture, the Metropolitan Museum of Art, Johns Hopkins

University and Johns Hopkins School of Medicine, the Partnership Fund for New York City, and the U.S. Olympic and Paralympic Foundation and (ii) Executive also may serve on the board of directors of other public or private companies and participate in other civic and charitable activities as long as any such activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2.    Term of Employment.

(a)    Term; Commencement Date. Executive’s employment commenced on August 14, 2015 (the “Commencement Date”) and shall continue until the fourth (4th) anniversary of the Commencement Date (the “Initial Term”), provided that on the fourth (4th) and each subsequent anniversary of the Commencement Date, the term of Executive’s employment hereunder shall be automatically extended for an additional period of one (1) year (each a “Subsequent Term”) unless either Executive or the Company has given written notice to the other that such automatic extension will not occur, which notice is given not less than ninety (90) days prior to the relevant anniversary of the Commencement Date. The Initial Term and any Subsequent Term are referred to herein collectively as the “Term.”

(b)    Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)    Death. Immediately upon Executive’s death;

(ii)    Termination by Company.

(A)    If because of Executive’s Disability (as defined below), written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company;

(B)    If for Cause (as defined below), written notice by the Company to Executive under Section 2(d) that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company; or

(C)    If by the Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by the Company to Executive that Executive’s employment is being terminated, which termination shall be effective immediately after the date of such notice or such later date as specified in writing by the Company.

(iii)    Termination by Executive.

(A)    If for Good Reason (as defined below), written notice by Executive to the Company under Section 2(e) that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if the Company has cured the circumstances giving rise to the Good Reason as described in Section 2(e), then such termination shall not be effective, and if the Company disputes Executive’s allegation that such factual basis constitutes Good Reason, then such termination shall not be effective unless and until the matter is resolved in favor of Executive in accordance with Section 8(e); provided that if the matter is resolved in favor of the Company, then the written notice given by Executive shall be deemed given under clause B of this Section 2(b)(iii); or

(B)    If without Good Reason, written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective ninety (90) days after the date of such notice.

Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

Effective immediately upon the termination of Executive’s employment with the Company for any reason, Executive shall resign, and hereby resigns, from any officer or other employment positions with the Company, Holdings or any of its subsidiary(ies). For clarity, this obligation to resign from any such officer or other employment positions shall not require Executive to resign, or otherwise impact Executive’s service, as a Director of Holdings. Company, on behalf of itself and Holdings, agrees that Executive’s continued service as a Director of Holdings shall constitute service as a “Manager of the Company” under the terms of Executive’s Restricted Unit Grant Agreement with the Company, dated December 1, 2014, as updated by Executive’s Contribution Agreement with Holdings, dated as of August 14, 2015, in each case as such agreement is amended or restated from time to time after the Effective Date.

(c)    Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by the Company after consultation with a medical expert appointed by mutual agreement between the Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(d)    Definition of “Cause.” For the purposes of this Agreement, “Cause” shall mean: (i) fraud, embezzlement, or illegal misconduct in connection with the business, operations or affairs of the Company or Holdings (including any business done with the Company’s or Holdings’ clients or vendors); (ii) Executive’s commission of, or plea of guilty or nolo contendere to, a crime which constitutes a felony (excluding minor traffic violations); (iii) willful misconduct or gross negligence that is injurious to Company’s or Holdings’ business, reputation or affairs; (iv) alcohol or substance abuse that materially interferes with the performance by Executive of Executive’s duties or obligations; (v) repeated absence from work during normal business hours for reasons other than travel on behalf of the Company, activities permitted by Section 1(c), or other permitted absence; (vi) violation of this Agreement or any other material agreement between Executive and the Company or Holdings; (vii) repeated violation of any of the material policies or practices of the Company, or a single serious violation of such policies or practices which the Board, in its discretion in either such case, determines is materially injurious to the business or reputation of the Company; or (viii) material failure or refusal to perform the duties and obligations delegated to Executive commensurate with Executive’s position, which, if capable of being cured, continues after (A) the Board delivers a written notice to Executive describing such failure or refusal, and (B) Executive has failed to cure such failure or refusal after a reasonable time period determined by the Board in its reasonable discretion (not to be less than 30 days).

(e)    Definition of “Good Reason”. For the purposes of this Agreement, “Good Reason” shall mean: (i) without Executive’s express written consent, a material diminution by the Company of Executive’s Base Salary (as defined below), unless other Company executive officers also are subject to a reduction in their salaries that reduces their salaries by approximately the same percentage rate as Executive’s Base Salary is to be reduced; (ii) a material reduction or adverse change by the Company in Executive’s duties, authorities or responsibilities which causes Executive’s position with the Company to become of less authority or responsibility than Executive’s position immediately prior to such change; or (iii) a change in the principal location at which Executive performs Executive’s duties for the Company to a new location that is at least fifty (50) miles from the prior location, excluding Executive’s relocation to the Boston, Massachusetts vicinity; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides the Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in Sections 2(e)(i), (ii) or (iii) within thirty (30) days of such ground occurring, (2) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates Executive’s employment within sixty (60) days from the date that written notice by Executive of the intent to terminate for Good Reason is given to the Company. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

3.    Compensation.

(a)    Base Salary. Following the Commencement Date, the Company shall pay Executive a base salary at the current minimum wage rate of Executive’s state of residence (the “Base Salary”); provided however that upon the closing of a Qualified Transaction (as defined below), if Executive remains employed by the Company, the Base Salary shall be at the annual rate of four hundred twenty-five thousand dollars ($425,000). The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board shall review the Base Salary and Executive’s compensation on an annual basis and may increase, but not decrease, the Executive’s compensation in its sole discretion. For the purposes of this Agreement, “Qualified Transaction” shall mean the first closing of a venture capital, institutional or other financing or a collaboration agreement for or on account of Holdings involving the issuance and sale of securities of Holdings or payments by a collaborator at which time the aggregate proceeds received by Holdings equals or exceeds twenty-five million dollars ($25,000,000).

(b)    Annual Performance Bonus. With respect to services rendered in calendar year 2016 and beyond, and contingent upon the closing of a Qualified Transaction, Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the maximum amount of such Annual Performance Bonus equal to forty percent (40%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates. The amount of the Annual Performance Bonus shall be based on the Company’s achievement of goals determined by the Board no later than March 31 of the year to which the Annual Performance Bonus relates and shall be determined by the Board in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Executive must be employed by the Company at the time that the Annual Performance Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. The Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(c)    Housing Allowance. In lieu of the benefit provided pursuant to Section 3(c) of the 2014 Agreement, subject to and conditioned upon the Executive remaining in continuous employment with the Company through the date the Qualified Transaction is consummated, Executive will receive a cash bonus equal to $416,000 to be paid no later than March 15, 2016 (the “Housing Bonus”). Executive agrees to use such Housing Bonus to purchase Units (as such term is defined in the Amended and Restated Operating Agreement of Holdings dated as of August 14, 2015, as hereafter amended and/or restated from time to time (the “LLC Agreement”)) in the Qualified Transaction at the same per Unit cash purchase price as the other participants in the Qualified Transaction (the “Per Unit Price”) pursuant to Section 3(e)(ii) below. In addition to the Housing Bonus, the Company shall make an additional payment to compensate Executive for federal and state income and employment taxes incurred in connection with the Housing Bonus (the “Gross-Up Payment”) such that the net after-tax amount of the Gross-Up Payment plus the net after-tax amount of the Housing Bonus is equal to the amount Executive would have received had such Housing Bonus not been subject to federal and state income or employment taxation. The Gross-Up Payment shall be paid to the relevant tax authorities as withholding taxes on behalf of the Executive at such time or times when any income or employment tax on the Housing Bonus is due.

(d)    Financing Bonus. Subject to and conditioned upon the Executive remaining in continuous employment with the Company through the date the Qualified Transaction is consummated, Executive will receive a cash financing bonus equal to $588,979 (the “Financing Bonus”), subject to applicable withholding by the Company, to be paid no later than March 15th of the year following the year in which the Qualified Transaction occurs. Executive agrees to use a portion of the Financing Bonus equal to $193,556 (the “Stock Portion”) to purchase Units in the Qualified Transaction at the Per Unit Price pursuant to Section 3(e)(ii) below.

(e)    Equity.

(i)    Prior Equity Award. Executive acknowledges receipt of 18,000 Common Units of Holdings (as adjusted for any unit split, unit split, recapitalization, reorganization, or the like) on December 1, 2014 in full satisfaction of Executive’s entitlement to equity interests in the Company under the 2014 Agreement.

(ii)    Agreement to Purchase Qualified Transaction Units. Pursuant to a unit purchase agreement in substantially the same form as for the Qualified Transaction and the terms of the LLC Agreement, Executive shall use the gross value of the Housing Allowance and the Stock Portion of the Financing Bonus (such aggregate amount equal to $609,556) to purchase the same Units as sold in the Qualified Transaction at the Per Unit Price and. Such Units shall be fully vested on the date of purchase.

(iii)    Award of Incentive Units. Pursuant to an Incentive Unit Award Agreement and subject to approval by the Board, Holdings shall grant to Executive an award of a number of Incentive Units of Holdings equal to $228,584 divided by the Per Unit Price, with such Incentive Units having a Participation Threshold (as defined in the LLC Agreement) established pursuant to the terms of the LLC Agreement. Such Incentive Units shall be fully vested on the date of purchase.

(e)    Vacation and Paid Time Off. Executive shall be entitled to four (4) weeks of paid vacation per year and shall accrue paid time off (“PTO”) equal to ten (10) days per year and may take PTO in a manner that minimizes disruption to the Company’s operations. Vacation and PTO shall accrue ratably at the conclusion of each month, but may not be carried from one calendar year to the next. Any accrued but unused vacation and accrued but unused PTO in excess of such four (4) weeks or ten (10) days shall be forfeited at the conclusion of each calendar year.

(f)    Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to senior executive employees. Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended by the Company from time to time in its sole discretion.

(g)    Reimbursement of Expenses. The Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Code including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4.    Payments Upon Termination or Change of Control.

(a)    Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with the Company that has not yet been paid; (ii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of the Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)    Termination for Cause, by Executive Without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability, then the Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive. If Executive’s employment hereunder is terminated by the Company as a result of Executive’s death, then the Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination, and in addition shall:

(i)     Pay Executive’s estate an amount equal to Executive’s monthly Base Salary for a period of twelve (12) months, such payments to be made in accordance with the Company’s normal payroll practices, less all customary and required taxes and employment-related deductions; and

(ii)    Vest in the name of Executive’s estate any and all unvested units of Holdings.

(c)    Termination Without Cause or For Good Reason. If Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, then, in addition to paying the Accrued Obligations, the Company shall:

(i)     Pay Executive an amount equal to Executive’s monthly Base Salary for a period of twelve (12) months, such payments to be made in accordance with the Company’s normal payroll practices, less all customary and required taxes and employment-related deductions, and continue healthcare and associated COBRA benefits on substantially the same terms and conditions for the full twelve (12) month period at the Company’s expense;

(ii)    In the case of termination by the Company without Cause, vest any and all unvested units of Holdings; and

(iii)     In the case of termination by Executive for Good Reason, vest all unvested units of Holdings that would have vested over the twelve (12) month period following termination by Executive for Good Reason.

For purposes of this Agreement, “Change in Control” means: either (A) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or Holdings representing 50% or more of the total voting power represented by the Company’s or Holding’s, respectively, then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, Holdings or their affiliates or by any employee benefit plan of the Company or Holdings) pursuant to a transaction or a series of related transactions which the Board does not approve; or (B) Merger/Sale of Assets. (1) A merger or consolidation of the Company or Holdings whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company or Holdings, respectively, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company, Holdings or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by the Company or Holdings of all or substantially all of the Company’s or Holding’s assets in a transaction requiring stockholder approval. “Change in Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences under Section 409A.

Subsection (i) above shall be referred to herein as the “Severance Benefit.” Payment of the Severance Benefit is expressly conditioned on Executive’s return of the Company property under Section 6 and Executive’s execution without revocation of the separation agreement under Section 4(d) within the “Review Period” (as defined in the following section). If Executive executes and does not revoke such agreement within the Review Period, then payment of the Severance Benefit shall commence on the first (1st) day following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year in which the termination or separation from service occurs, then payment of the Severance Benefit shall commence in such subsequent calendar year, with the first installment to include a lump sum payment in an amount equal to the payments that would have come due since Executive’s termination or separation from service.

(d)    Execution of Separation Agreement. The Company shall not be obligated to pay Executive any of the Severance Benefit unless and until Executive has executed (without revocation) a timely, effective separation agreement in a form that is acceptable to both parties, except as set forth in the following sentence, which must be signed by Executive and returned to the Company no later than sixty (60) days following Executive’s separation from service (the “Review Period”). Such separation agreement shall include, at a minimum, a complete general release of all claims against the Company, Holdings and their affiliated entities and each of their officers, directors, employees and others associated with the Company and its affiliated entities, the form of which need only be acceptable to the Company. If Executive fails or refuses to return such agreement within the Review Period, Executive’s Severance Benefit shall be forfeited.

(e)    No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in Section 4 shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against the Company relating to the termination of Executive’s employment under this Agreement.

(f)    Change in Control. In the event of a Change in Control, all units of Holdings that remain unvested as of the date of the Change in Control shall be vested.

5.    Prohibited Competition And Solicitation. Executive expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of the Company; (b) during the course of Executive’s employment, the Company shall furnish, disclose or make available to Executive confidential and proprietary information and may provide Executive with unique and specialized training (collectively, with subsection (a), “Confidential Information”); (c) such Confidential Information and training have been developed and shall be developed by the Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with the Company; and (d) in the course of Executive’s employment, Executive shall be introduced to customers, collaborators and others with important relationships to the Company, and any and all “goodwill” created through such introductions belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers or collaborators of the Company. In light of the foregoing acknowledgements, and as a condition of employment hereunder, Executive agrees to abide by the Company’s Confidentiality and Non-Competition Agreement, as previously executed on October 3, 2014 and continuing in effect.

6.    Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if the Company otherwise requests, Executive shall: (a) return to the Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to the Company any property of the Company which may be in Executive’s possession, including, but not limited to, blackberry-type devices, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.    Code Section 409A.

(a)    In the event that the payments or benefits made pursuant to this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)    Any termination of Executive’s employment triggering payment of benefits under Section 4(c) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates), any benefits payable under Section 4(c) that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)    If Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date Executive’s separation from service becomes effective, any benefits payable under Section 4(c) that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of: (A) the business day following the six-month anniversary of the date Executive’s separation from service becomes effective, or (B) the date of Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of: (A) the business day following the six-month anniversary of the date Executive’s separation from service becomes effective, or (B) Executive’s death, the Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Executive prior to that date under Section 4(c) of this Agreement.

(b)    It is intended that each installment of the payments and benefits provided under Section 4(c) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)    Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

8.    General.

(a)    Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

•	Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing.

•

Notices to the Company shall be sent to: Board of Directors, Yumanity Therapeutics, Inc., 790 Memorial Drive, Cambridge, MA 02139 or to such other address or Company representative as the Company may specify in writing,

With a copy to:

Stuart M. Cable, Esq.

Arthur R. McGivern, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Or such other person as the Company may specify in writing.

(b)    Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)    Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)    Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(e)    Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f)    Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g)    Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

N. ANTHONY COLES, MD	YUMANITY THERAPEUTICS, INC.

/s/ N. Anthony Coles	By:	/s/ Paulash Mohsen
Signature		Name: Paulash Mohsen
Title: Chief Business Officer